Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of AutoWeb Inc. of our report dated March 11, 2021, relating to the consolidated financial statements and schedule of AutoWeb, Inc., which report appears in the Annual Report on Form 10-K of AutoWeb Inc. for the year ended December 31, 2020 (and expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for leases in 2019).

/s/ Moss Adams LLP

San Diego, California

March 11, 2021